Earnings Per Share

                                               Three Months Ended December 31,
                                                    1995            1996
                                                 ----------      ----------

Net income                                      $     1,435      $     2,678

Weighted average shares outstanding               8,631,578       11,565,250 (1)
                                                -----------      -----------

Earnings per share                              $      0.17      $      0.23
                                                -----------      -----------

(1) Includes common stock-outstanding and common stock equivalent-stock options.


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